Exhibit 10.1

AMENDMENT #1

TO

BINDING TERM SHEET

FOR BUSINESS COMBINATION BETWEEN

VINCERX PHARMA, INC. AND OQORY, INC.

This AMENDMENT #1 TO BINDING TERM SHEET (this “Amendment”), effective as of December 26, 2024 (the “Amendment Effective Date”), is by and among Vincerx Pharma, Inc., a Delaware corporation (“Vincerx”), Oqory, Inc., a Delaware corporation (“Oqory”), a Delaware corporation (the “Company”), and Vivasor, Inc., a Delaware corporation (“Vivasor”).

A. The parties previously entered into a Binding Term Sheet for a business combination between Vincerx and Oqory (the “Term Sheet”).

B. The parties desire to amend the Term Sheet as set forth herein.

C. Capitalized terms used and not otherwise defined herein shall have the meaning given in the Term Sheet.

NOW, THEREFORE, in consideration of the foregoing and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.

The Initial Interim Financing Funding shall be in an amount at least equal to $750,000 and that any excess amount funded above $750,000 shall reduce the amount required to be funded in the Subsequent Interim Financing Funding.

2.

The Interim Financing shall take the form of the purchase of Vincerx Common Stock (or pre-funded warrants for Vincerx Common Stock) at the then current market price (or higher if the parties so agree) and may also include up to 200% common stock warrant coverage (the “Warrant Coverage”).

3.

The shares issued or issuable pursuant to the Warrant Coverage shall not be included in the 5% of the equity of the combined company allocated to the equity holders of Vincerx but instead shall be included in the 95% of the equity of the combined company allocated to the equity holders of Oqory.

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4.	If the Initial Interim Financing Funding is not closed within six trading days of execution of the Term Sheet, the Term Sheet shall not become effective and shall automatically expire.

5.	This Amendment shall become effective upon the Amendment Effective Date.

6.	Except as specifically amended by this Amendment, all other provisions of the Term Sheet shall remain in full force and effect.

7.	This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

VINCERX PHARMA, INC.

By:
Name: Raquel E. Izumi, Ph.D.
Title: Acting Chief Executive Officer

OQORY, INC.

By:
Name: Henry Ji, Ph.D.
Title: Chairman of the Board

VIVASOR, INC.

By:
Name: Henry Ji, Ph.D.
Title: Chief Executive Officer

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CONFIDENTIAL

BINDING TERM SHEET

FOR BUSINESS COMBINATION BETWEEN

VINCERX PHARMA, INC. AND OQORY, INC.

December ___, 2024

This Binding Term Sheet (“Term Sheet”) sets forth the principal terms under which Vincerx Pharma, Inc., a Delaware corporation, and Oqory, Inc., a Delaware corporation, propose to enter into a business combination. This Term Sheet is binding on the Parties (as defined below).

The principal terms relating to such proposed business combination are as follows:

Parties:	Vincerx Pharma, Inc., a Delaware corporation (“Vincerx”). Oqory, Inc., a Delaware corporation (“Oqory”). Vivasor, Inc., a Delaware corporation (“Vivasor”).

Transaction Structure:

The Parties will work together with their respective tax and other advisors to agree on a mutually acceptable transaction structure to effect the consummation of the business combination. The Parties currently contemplate that the structure would be a reverse triangular merger, pursuant to which a newly-formed acquisition subsidiary of Vincerx would be merged with and into Oqory, with Oqory as the surviving corporation (the “Merger”), stockholders of Oqory would receive shares of Vincerx common stock (“Vincerx Common Stock”) in exchange for their shares of Oqory common stock (“Oqory Common Stock”) based on the Exchange Ratio (defined below), and any outstanding options, warrants, and other rights to acquire Oqory Common Stock (“Oqory Stock Rights”) would be assumed by Vincerx and converted into options, warrants, and rights to acquire Vincerx Common Stock based on the Exchange Ratio. Oqory assets included as part of the Merger (the “Oqory Assets”) would consist of those presented by Oqory to Vincerx during the course of discussions and negotiations, including, without limitation, the following: STI-3258 – TROP2 ADC; STI-6129 – CD38 ADC; STI-8811 – BCMA ADC; ROR1 ADC; B7-H3 ADC; CD25 ADC; and Next Gen Trop-2 ADC

All existing Vincerx Common Stock and options, warrants, and rights to acquire Vincerx Common Stock would remain outstanding following the Merger in accordance with their terms. Following consummation of the Merger, the business of the combined company would continue to operate under the name “Vincerx Pharma, Inc.,” and the Vincerx Common Stock would continue to trade publicly on Nasdaq under the symbol “VINC.”

The Parties intend to the extent possible for the Merger to qualify for tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Post-Closing Ownership; Exchange Ratio:	The conversion of the Oqory Common Stock and Oqory Stock Rights would be pursuant to an exchange ratio (the “Exchange Ratio”) based on the following aggregate intended post-Closing (as defined below) percentage ownership: (i) the equity holders of Oqory immediately prior to the Closing (including all Oqory Stock Rights) would own 95% of the equity of the combined company, and (ii) the equity holders of Vincerx (including all outstanding options and warrants based on an adjusted cap table) would own 5% of the equity of the combined company, in each case without taking into account the Concurrent Investment (as defined below) and the post-Closing equity pool described below.

In addition, there would be a concurrent offering of equity interests in Vincerx to be structured as a take-down from Vincerx’s shelf registration statement or a PIPE (the “Concurrent Investment”) and effected concurrent with the closing of the Merger (the “Closing”) pursuant to binding stock purchase agreements entered into concurrently with the Definitive Agreement (as defined below). The Concurrent Investment is intended to be for an amount equal to at least $20 million, but may be increased with the written agreement of the Parties.

Post-Closing Board Composition:

Following the Closing, the combined company’s board of directors (the “Board”) would consist of nine members, of which (i) Vincerx key stockholders would be entitled to nominate two (2) members, (ii) Oqory key stockholders would be entitled to nominate two (2) members, and (iii) all other members would be independent directors nominated by Oqory in consultation with the full Board. A majority of directors would be deemed independent directors under the rules of the Nasdaq and the SEC. The Vincerx key stockholders and Oqory key stockholders would enter into a Voting Agreement governing the election of the members of the Board post-Closing as provided above.

Oqory and Vincerx will each designate a Co-Chairperson of the Board.

Qualifying Financing:	A “Qualifying Financing” shall occur, between the execution of this Term Sheet and the Closing, when third-party investors acquire shares of Common Stock of Vincerx in a transaction or series of transactions that results in at least $20,000,000 in gross proceeds. Any proceeds generated from the Interim Financing (as defined below) or any at-the-market (ATM) or other stock sales by Vincerx after the public announcement of this Term Sheet shall count as part of the Qualifying Financing.

Interim Financing:	Oqory shall cause such investors as Oqory shall determine to provide $1,500,000 in interim financing to Vincerx (the “Interim Financing”). Such Interim Financing shall take the form of the purchase by such investors of Vincerx Common Stock (or pre-funded warrants for Vincerx Common Stock) at the then current market price. Of such amount, $750,000 shall be provided within five trading days of execution of this Term Sheet (the “Initial Interim Financing Funding”) and $750,000 shall be provided on or before the earlier of January 31, 2025 or execution of the Definitive Agreement (the “Subsequent Interim Financing Funding”). This Term Sheet shall become effective upon the closing of the Initial Interim Financing Funding. If the Initial Interim Financing Funding is not closed within five trading days of execution of this Term Sheet, this Term Sheet shall not become effective and shall automatically expire. If the Subsequent Interim Financing Funding is not closed by January 31, 2025, Vincerx shall be entitled to terminate this Term Sheet.

Vincerx Shareholders’ Ownership Adjustment:	In the event the existing Vincerx shareholders receive fully diluted value in the combined company of less than $13.66 million, based on Vincerx’s market capitalization as of the close of business on the date of the Closing (after giving effect to the issuance of the Vincerx equity to the pre-Merger equity holders of Oqory), the equity holders of Oqory will forfeit that certain number of shares of Common Stock of Vincerx to meet the minimum value of $13.66 million.

Post-Closing Equity Pool:	Vincerx would include in the Proxy a proposal to increase the number of shares of Vincerx Common Stock available for issuance under the Vincerx 2020 Stock Incentive Plan so that the number of available shares equals 25% of the fully-diluted post-Closing capitalization of the combined company. Such share increase would not factor into the Exchange Ratio calculation.

Reverse Stock Split:	To the extent not completed prior to the Closing, Vincerx would include in the Proxy a proposal to implement a reverse stock split following the Closing and the Concurrent Financing, with the split ratio to be determined by the Parties after consultation with their advisors.

Stockholder Approval:	Following the execution of the definitive agreement for the Merger (the “Definitive Agreement”), and subject to receipt of all required information from Oqory (including required audited and unaudited financial information), the Parties would use best efforts to promptly file a proxy statement (the “Proxy”) (including Oqory retaining necessary outside expertise to ensure a prompt filing), and Vincerx would hold a special meeting of its stockholders to approve the Merger, the increase in the equity pool, the reverse stock split, and other matters agreed upon in the Definitive Agreement.

Conditions to Execution of Definitive Agreement:

Completion of due diligence by each Party to its satisfaction, including satisfactory review by Vincerx of intellectual property and cancer patients’ CT and MRI scans in selective clinical sites in the People’s Republic of China by Vincerx staff within three (3) weeks of execution of this Term Sheet.

Negotiation of the Definitive Agreement.

Securing voting support agreements to be delivered by the directors and officers of Vincerx. Such voting support agreements would terminate upon a termination of the definitive agreement.

Approval of the Merger by the boards of directors of Oqory and Vincerx.

Commitment in writing by certain investors to make the Concurrent Investment on or immediately after the Closing.

Vincerx receiving a fairness opinion from a third party as to the fairness of the Merger from a financial perspective.

Retention of an independent registered public accounting firm by Oqory to complete an audit of Oqory’s financial statements for such periods as may be required in order to consummate the Merger.

Operation of the Businesses:	The Definitive Agreement would include customary covenants of each of Vincerx and Oqory with respect to the operation of their respective businesses until the Closing.

Conditions to Closing:

Satisfaction of customary conditions to closing for a transaction of this type, including absence of material adverse events for either Vincerx or Oqory.

Appropriate approval of the stockholders of Vincerx and Oqory and all required governmental, regulatory, and other third-party approvals.

Nasdaq approval of Vincerx’s Common Stock to be issued in the Merger for listing on Nasdaq.

Each of Vincerx and Oqory has free and clear rights to all material intellectual property related to its business, there are no material intellectual property rights that will be retained by other parties, and there are no material disputes or litigation with respect to all material intellectual property.

All material contracts would continue to be valid post-Closing.

Continued listing of Vincerx’s Common Stock on Nasdaq.

The Concurrent Investment at or immediately following the Closing.

Neither Vincerx nor Oqory would have any indebtedness for borrowed money and would not have any material liabilities (contingent or actual) not disclosed to the other Party.

Representations & Warranties, Covenants and Deal Protections:

The Definitive Agreement would contain representations, warranties, and covenants typical for a transaction of this nature. The representations and warranties would not survive Closing, and there would be no escrow or price adjustments for any breaches of the representations, warranties, and covenants following the Closing.

The Definitive Agreement would include a customary “Material Adverse Effect” definition that does not include any carveouts for adverse regulatory or clinical events and the like.

The Definitive Agreement would include customary deal protection provisions to be negotiated, such as no-shop provisions, the ability of either Party to change a board recommendation only to the extent that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, and termination fees.

Lock Ups:	The executive officers, directors, and other affiliates of each Party and the combined company would agree to a 180-day lock up post-Closing; provided, however, that any shares purchased in the Concurrent Investment or in the open market post-Closing or any sales pursuant to any “sell-to-cover” or 10b5-1 plans would not be subject to the lock up.

Post-Closing Management Composition:	The Board of the combined company shall determine the officers and other personnel of the combined company.

Registration of Vincerx Shares:	Within 60 days of the Closing, Vincerx will file a resale registration statement for the shares of Vincerx Common Stock issued in exchange for Oqory Common Stock in the Merger.

Fees and Expenses:	Each Party will be responsible for its own costs and expenses incurred in connection with the Merger.

Confidentiality:	The existence and terms of this Term Sheet will be treated as confidential information pursuant to the Bilateral Confidentiality Agreement, dated as of August 2, 2024.

Exclusivity:

Each of Vincerx and Oqory hereby agrees that, unless negotiations between Vincerx and Oqory are terminated earlier by mutual written agreement of Vincerx and Oqory, each such Party shall have the exclusive right to negotiate the Merger proposed herein for a period (the “Exclusivity Period”) commencing on the latest date set forth below on the signature page to this Term Sheet and terminating at such time when Vincerx or Oqory delivers written notice of such termination to the other (a “Termination Notice”), provided that no Termination Notice shall be effective prior to the earlier of execution of the Definitive Agreement or 11:59 p.m., Pacific Time, on January 31, 2025, other than solely with respect to a Termination Notice by Vincerx and Oqory at or after the time at which the other Party reduces, or proposes a reduction in the ownership split allocated to such Party’s equityholders as determined based upon the formulations in section “Post-Closing Ownership; Exchange Ratio” above.

During the Exclusivity Period, none of Vincerx, Oqory, Vivasor, or any of such Party’s respective officers, directors, advisors, or agents shall, directly or indirectly (including, without limitation, through any investment banker, attorney or accountant retained by or on behalf of any such person), (a) solicit, initiate or knowingly encourage the submission of any Acquisition Proposal, (b) participate in any discussions or negotiations regarding, or furnish to any other person or entity any information with respect to, an Acquisition Proposal, or (c) otherwise cooperate in any way with, or assist or participate in, knowingly facilitate or encourage any effort or attempt by, or enter into, an agreement with any other person or entity relating to an Acquisition Proposal. Each of Vincerx and Oqory further agrees that upon execution of this Term Sheet, such Party and each of its directors and officers shall immediately cease and cause to be terminated any and all discussions and negotiations with third parties (other than the other Party and its representatives) regarding any Acquisition Proposal other than the Merger between Vincerx and Oqory. Each of Vincerx and Oqory agrees to notify the other Party promptly if such Party or its agents receive any solicitations or requests for information regarding any such Acquisition Proposal or if any such Acquisition Proposal is made and the response thereto.

For purposes hereof, an “Acquisition Proposal” shall mean any agreement, offer or proposal for, or any indication of interest in, any transaction, or series of related transactions, that results in the sale or disposition of (x) more than 50% of the outstanding voting power of Vincerx, or Oqory, as applicable, (y) all or substantially all of the assets of Vincerx and its subsidiaries, whether by liquidation, dissolution, recapitalization, reorganization merger, share purchase, or tender or exchange offer (but excluding any licensing, partnership, collaboration, or similar agreement), or other business combination, or (z) any of the Oqory Assets.

Miscellaneous:

Each Party represents and warrants that they have full power and authority to execute, deliver, and perform its obligation under this Term Sheet.

This Term Sheet and any controversy or claim arising out of or relating this Term Sheet shall be governed by, interpreted, and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws or any other principle that could result in the application of the laws of any other jurisdiction. Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state and federal courts seated in the State of Delaware (and any appellate courts thereof) in any action or proceeding arising out of or relating to this Term Sheet, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, DISPUTE, CLAIM, LEGAL ACTION OR OTHER LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS TERM SHEET.

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This Term Sheet shall become effective upon the closing of the Initial Interim Financing Funding. If the Initial Interim Financing Funding is not closed within five trading days of execution of this Term Sheet, this Term Sheet shall not become effective and shall automatically expire.

VINCERX PHARMA, INC.

By:
Name: Ahmed M. Hamdy, M.D.
Title: Chief Executive Officer

OQORY, INC.

By:
Name: Henry Ji, Ph.D.
Title: Chairman of the Board

VIVASOR, INC.

By:
Name: Henry Ji, Ph.D.
Title: Chief Executive Officer